Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
August 20, 1998                                 Registration No. 333-58155
(to Prospectus dated July 7, 1998)


                                [GRAPHIC OMITTED]

       6,500,000 DEPOSITARY SHARES EACH REPRESENTING 1/20 OF A SHARE OF 7% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 325,000 SHARES OF 7% CUMULATIVE
CONVERTIBLE PREFERRED STOCK, AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION
   OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 7% CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK
                                 --------------

     This Prospectus Supplement supplements information contained in that certain Prospectus dated July 7, 1998 relating to the potential offer and sale from time to time by (I) the selling stockholders up to 6,500,000 depositary shares (the "Depositary Shares") each representing 1/20 of a share of the 7%
Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), liquidation preference $1,000 per share of Preferred Stock (equivalent to $50 per Depositary Share, the "Liquidation Preference"), of Omnipoint Corporation (the "Company"), (ii) up to 325,000 shares of Preferred Stock, and (iii) up to 11,445,123 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") issuable upon conversion of, or payable as dividends on, the Depositary Shares or the Preferred Stock. The Depositary Shares, the Preferred Stock, and the Common Stock are collectively referred to as the "Securities." The Securities were initially acquired from the Company by Donaldson, Lufkin & Jenrette Securities Corporation, BancAmerica Robertson Stephens, Bear, Stearns & Co., Inc. and Smith Barney, Inc. in May 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, theProspectus. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock of the Company is traded under the symbol "OMPT."

                   ------------------------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                   ------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   ------------------------------------------

     The following table supplements the information set forth in the Prospectus under the heading "Selling Stockholders" with respect to certain selling stockholders of Depositary Shares and the number of shares beneficically owned by such holders that may be offered and sold pursuant to the Prospectus, as supplemented, to add the following number of Depositary Shares with respect to the following Selling Stockholders:

------------------------------------------------------ -------------------------- -------------------------
NAME OF SELLING STOCKHOLDER                            DEPOSITARY  SHARES  OWNED  SHARES   OF    PREFERRED
                                                       AND OFFERED HEREBY         STOCK  OWNED AND OFFERED
                                                                                  HEREBY
------------------------------------------------------ -------------------------- -------------------------
Alexandra Global Investment Fund 1 Ltd.                             100,000                  0
------------------------------------------------------ -------------------------- -------------------------
Argent Classic  Convertible  Arbitrage Fund (Bermuda)                80,000                  0
L.P.
------------------------------------------------------ -------------------------- -------------------------
Argent Offshore Fund L.P.                                            20,000                  0
------------------------------------------------------ -------------------------- -------------------------
BT Alex Brown Inc.                                                   15,000                  0
------------------------------------------------------ -------------------------- -------------------------
Bear, Stearns & Co., Inc.                                            50,000                  0
------------------------------------------------------ -------------------------- -------------------------
California Public Employees' Retirement System                       95,000                  0
------------------------------------------------------ -------------------------- -------------------------
Capital Markets Transactions, Inc.                                  125,000                  0
------------------------------------------------------ -------------------------- -------------------------
Deutsche Bank A.G.                                                  674,300                  0
------------------------------------------------------ -------------------------- -------------------------
Donaldson, Lufkin & Jenrette Securities Corporation                 460,000                  0
------------------------------------------------------ -------------------------- -------------------------
Goldman, Sachs & Co.                                                315,000                  0
------------------------------------------------------ -------------------------- -------------------------
Lipper Convertibles, L.P.                                           220,000                  0
------------------------------------------------------ -------------------------- -------------------------
Millennium Trading Co., L.P.                                         20,000                  0
------------------------------------------------------ -------------------------- -------------------------
Salomon Brothers Asset Management, Inc.                              15,000                  0
------------------------------------------------------ -------------------------- -------------------------
Smith Barney Inc.                                                   150,000                  0
------------------------------------------------------ -------------------------- -------------------------

     Because the Selling Stockholders listed above and in the Prospectus under the caption "Selling Stockholders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Depositary Shares, no estimate can be given as to the amount of Depositary Shares or the underlying Preferred Stock that will be held by the Selling Stockholders upon termination of any such sales.

     Furthermore, the Selling Stockholders identified in the table set forth in the Prospectus under the caption "Selling Stockholders" may have sold, transferred or otherwise disposed of all or a portion of their Depositary Shares since the date on which they provided the Company with information regarding their Securities, and the Company has not made any independent inquiries as of the foregoing.

     The   Company   may  from   time  to  time   include   additional   Selling
Securityholders and information about such Selling Securityholders' plans of distribution in future supplements to the Prospectus.

     Unless otherwise noted, all information provided in this Prospectus Supplement is as of August 20, 1998.